Exhibit 99.2

Yumanity Therapeutics Announces Positive Top-Line Results of Phase 1b Clinical Trial for

YTX-7739 in Patients with Parkinson’s Disease;

Company Plans to Advance Program to Phase 2

YTX-7739 demonstrated target engagement in Phase 1b clinical trial in patients with mild-to-moderate Parkinson’s disease

YTX-7739 found to be generally well tolerated, demonstrating favorable pharmacokinetic/

pharmacodynamic (PK/PD) profiles and a safety profile with no serious adverse events

Conference call scheduled for 8:30 a.m. EST, Wednesday, November 10

BOSTON, November 10, 2021 — Yumanity Therapeutics (Nasdaq: YMTX) is a clinical-stage biopharmaceutical company focused on the discovery and development of innovative, disease-modifying therapies for neurodegenerative disease. The Company today reported that its lead product candidate, YTX-7739, in development for the treatment of Parkinson’s disease, achieved its primary endpoints in a randomized, placebo-controlled Phase 1b clinical trial in patients with mild-to-moderate Parkinson’s disease.

YTX-7739 is an investigational drug with a potentially first-in-class disease-modifying mechanism of action. There are no currently available disease-modifying treatments for Parkinson’s disease.

YTX-7739 was generally well tolerated and demonstrated favorable pharmacokinetic/pharmacodynamic (PK/PD) profiles and a safety profile with no serious adverse events. YTX-7739 achieved the expected target engagement in the patients studied and results were consistent with earlier studies in healthy volunteers and preclinical models.

Notably, YTX-7739 was shown to inhibit its primary target, stearoyl-CoA desaturase (SCD), an enzyme whose inhibition has been closely linked to neuronal survival and improved motor function in a Parkinson’s disease model. After 28 days of treatment, the 20 mg dose given once-daily reduced the fatty acid desaturation index (FA-DI), a biomarker of SCD inhibition, by approximately 20%-40%, the range expected to be clinically relevant based on preclinical studies. Target engagement in the cerebrospinal fluid suggested that YTX-7739 effectively crossed the blood-brain barrier. Additionally, the PK/PD profile of YTX-7739 was consistent with previous studies and informs dose selection for future studies.

YTX-7739 was generally well tolerated with all treatment emergent adverse events being mild to moderate in severity. There were no serious adverse events. Moderate adverse events (AEs) in the active treatment group consisted of 2 patients with increased Parkinson’s symptoms, 2 patients with lower back pain, 1 patient with headache, 1 patient with myalgia, 1 patient with insomnia, 1 patient with ligament sprain, and 1 patient with vaccination complication. One patient on placebo had moderate worsening of tremors and Parkinsonism, which led to discontinuation. AEs occurring at a higher percentage in 2 or more patients administered YTX-7739 compared to placebo were procedural pain, myalgia, dry eye, hyperbilirubinemia, hypesthesia, lower back pain, and constipation. AEs occurring at a higher percentage with placebo included orthostatic hypotension, headache, tremor, fatigue and dizziness.

As expected, after only 28 days of dosing, there were no statistically significant differences in clinical assessments (UPDRS III, MoCA) or most exploratory biomarkers. Quantitative electroencephalogram (qEEG) assessments of the effect of YTX-7739 on brain activity were completed in a subset of 8 patients and demonstrated a statistically significant change compared to baseline, suggestive of a potential improvement in synaptic function. The Company expects to further validate the role of this diagnostic marker in future clinical studies.

“Today’s announcement provides yet another strong validation of our proprietary approach to the development of disease-modifying drugs for neurodegenerative diseases,” said Richard Peters, M.D., Ph.D., President and CEO of Yumanity Therapeutics. “Together with our ongoing collaboration with Merck in amyotrophic lateral sclerosis and frontotemporal lobar dementia, which was announced last year, Yumanity has demonstrated that it continues to lead in identifying new targets and new drug candidates that have the potential for disease modification in these terrible diseases and remains one of the few select companies with an asset to be advanced into Phase 2 clinical development for the potential treatment of Parkinson’s disease.”

“Parkinson’s disease is a devastating neurodegenerative disease for which treatments address only temporarily symptoms without any impact on the inevitable disease progression,” said Dr. Geert Jan Groeneveld, Chief Scientific and Medical Officer at the Center for Human Drug Research in Leiden and Professor of Clinical Neuropharmacology at the Leiden University Medical Center. “To truly alter the course of the disease, we need new insights into the underlying cellular pathology and novel treatments that interfere with those processes. Recent advances made on the role of lipids in the normal and pathological activity of alpha synuclein have provided a new therapeutic avenue to pursue in Parkinson’s with SCD inhibition emerging as a rational approach. The results of this trial are a very encouraging outcome and position YTX-7739 as potentially the first therapeutic candidate to test the lipidopathy hypothesis of synuclein.”

The Phase 1b clinical trial was a randomized, placebo-controlled, double-blind multi dose study to investigate the safety, tolerability, pharmacokinetics and pharmacodynamics of YTX-7739. Data were reported from 20 patients with mild-to-moderate Parkinson’s disease. Patients received once-daily oral doses of YTX-7739 (20 mg or placebo) for 28 days. More information on the design of the trial can be found on the Netherlands Clinical trial Registry, Trial NL9172.

“We are very encouraged by the results from this Phase 1b trial, which are consistent with the data from the Phase 1a portion of the trial in healthy volunteers,” said Ajay Verma, M.D., Ph.D., Executive Vice President of Research and Development of Yumanity Therapeutics. “The favorable tolerability and PK/PD profiles, absence of serious adverse events and evidence of target engagement in patients support the continued development of YTX-7739 as a potential treatment for Parkinson’s disease. In addition, the observed qEEG changes, even after only 28 days of treatment, increase our enthusiasm for the potential of YTX-7739. We believe we are well-positioned to test the SCD hypothesis in a Phase 2 randomized clinical trial in Parkinson’s disease, which we expect to start in 2022. In the meantime, we anticipate presenting the full data set at an upcoming medical conference.”

Management will host a conference call to discuss the results of the Phase 1b clinical trial at 8:30 a.m. EST, Wednesday, November 10. To participate in the conference call, dial +1 (833) 562-0153 (U.S.) or +1 (661) 567-1235 (International), confirmation code 1261348 shortly before 8:30 a.m. EST. The webcast can be accessed at https://www.yumanity.com/investor-relations/events-presentations/ and will be archived for at least 30 days. A replay of the call will be available from 11:00 a.m. EST, November 10, 2021 to 7:30 p.m. ET, November 17, 2021. The replay number is +1 (855) 859-2056 (U.S.) or +1 (404) 537-3406 (International), confirmation code 1261348.

About YTX-7739

YTX-7739 is Yumanity Therapeutics’ proprietary lead small molecule investigational therapy designed to penetrate the blood-brain barrier and inhibit the activity of a novel target, stearoyl-CoA desaturase (SCD). SCD appears to play an important and previously unrecognized role in mitigating neurotoxicity arising from the effects of pathogenic alpha-synuclein protein aggregation and accumulation, which ultimately results in the death of neurons and the subsequent dysregulation of movement and cognition that afflicts patients living with these diseases. Through inhibition of SCD, YTX-7739 modulates an upstream process in the alpha-synuclein pathological cascade and has been shown to rescue or prevent toxicity in preclinical cellular and animal models. The Company is assessing the potential utility of YTX-7739 as a disease modifying therapy for Parkinson’s disease.

About SCD

SCD is an enzyme that catalyzes fatty acid desaturation, the products of which are incorporated into phospholipids, triglycerides, or cholesterol esters. These classes of lipid molecules regulate multiple diverse cellular properties and processes, including membrane structure and function, vesicle and organelle trafficking, intracellular signaling and inflammation. SCD expression is regulated by a transcription factor known as SREBF1, which has been identified in human genome-wide association studies as a risk factor for Parkinson’s disease. In preclinical models, SCD inhibition appears to normalize the dynamic interaction of pathological alpha-synuclein with membranes, which improves neuronal function and reduces toxicity, leading to enhanced neuronal survival. Following the initial discovery of SCD’s role in synucleinopathy by Yumanity’s unbiased discovery engine, several prominent academic laboratories have independently focused on SCD as a promising upstream target for mitigating alpha-synuclein mediated neurodegeneration. Alpha-synuclein-dependent disruption of membrane-related biological pathways, such as vesicle trafficking, is closely linked to the formation of Lewy body protein/membrane aggregations, a hallmark pathological feature of Parkinson’s disease, Lewy body dementia and other neurodegenerative diseases.

About Yumanity Therapeutics

Yumanity Therapeutics is a clinical-stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases through its scientific foundation and drug discovery platform. The Company’s most advanced product candidate, YTX-7739, is in clinical development for Parkinson’s disease. Yumanity’s drug discovery platform enables the Company to rapidly screen for potential disease-modifying therapies by overcoming the toxicity of misfolded proteins associated with neurogenerative diseases. Yumanity’s pipeline consists of additional initiatives focused on multi-system atrophy, Lewy body dementia, amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), frontotemporal lobar dementia, and Alzheimer’s disease. For more information, please visit www.yumanity.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “aims,” “anticipates,” “believes,” “could,” “designed to,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words and phrases or similar expressions that are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding our business strategy for and the potential therapeutic benefits of YTX-7739 and the design, commencement, enrollment, and timing of planned clinical trials, clinical trial results, product approvals and regulatory pathways, the anticipated benefits of our drug discovery platform, and statements regarding our financial and cash position and expected cash runway. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Results in preclinical and early-stage clinical trials may not be indicative of results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements, or the scientific data presented.

Any forward-looking statements in this press release are based on the Company’s current expectations, estimates and projections about its industry as well as management’s current beliefs and expectations of future events only as of today and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company is unable to execute on its business strategy; the risk that YTX-7739 will not have the safety or efficacy profile that the Company anticipates; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical studies and clinical trials of YTX-7739 will not be replicated or will not continue in ongoing or future studies or trials; and the risk that the Company will be unable to obtain and maintain regulatory approval for its product candidates. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ materially and adversely from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent Annual or Quarterly Report, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. The Company explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Investors:

Burns McClellan, Inc.

Lee Roth

lroth@burnsmc.com

(212) 213-0006

Media:

Burns McClellan, Inc.

Robert Flamm, Ph.D. / Harrison Wong

rflamm@burnsmc.com / Hwong@burnsmc.com

(212) 213-0006 ext. 364 / 316